As filed with the Securities and Exchange Commission on May 11, 2009 Registration No. 333-___
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
HNI Corporation (Exact Name of Registrant as Specified in Its Charter)
Iowa (State or Other Jurisdiction of Incorporation or Organization)	42-0617510 (I.R.S. Employer Identification Number)
408 East Second Street P.O. Box 1109 Muscatine, IA 52761-0071 563/272-7400 (Address, including Zip Code, and Telephone Number, including Area Code of Registrant's Principal Executive Offices)
Steven M. Bradford
Vice President, General Counsel and Secretary
HNI Corporation
408 East Second Street
P.O. Box 1109
Muscatine, IA 52761
563/272-7400
(Name, Address, including Zip Code and Telephone Number, including Area Code, of Agent For Service)

Copy to:
Joseph P. Richardson, Esq.
Matthew M. Holman, Esq.
Squire, Sanders & Dempsey L.L.P.
Two Renaissance Square
40 North Central Avenue
Phoenix, AZ 85004-4498
602/528-4000

Approximate date of commencement of proposed sale to public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐  __________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐  ______________

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12B-2 of the Exchange Act.

Large Accelerated Filer ☑               Accelerated Filer ☐                Non-accelerated Filer ☐            Smaller Reporting Company ☐
                                                                                         (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $1.00 per share	$1,000,000	$14.94	$14,940,000	$833.65

(1)
This number represents the maximum number of shares of common stock that can be offered under the Dividend Reinvestment and Share Purchase Plan.  Pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low transaction prices of a share of the registrant's common stock as reported on the New York Stock Exchange on May 6, 2009.

PROSPECTUS

HNI Corporation

Dividend Reinvestment and Share Purchase Plan

    The HNI Corporation Dividend Reinvestment and Share Purchase Plan (the "Plan") provides participants with a convenient and economical method of purchasing shares of our common stock, par value $1.00 per share ("Common Stock"), and reinvesting cash dividends paid on Common Stock in additional shares of Common Stock. Participation in the Plan is open to any registered holder of Common Stock.  Beneficial owners of Common Stock whose only shares are registered in names other than their own (e.g., held in street name in a brokerage account) are not eligible until they become shareholders of record by withdrawing the shares from their brokerage account and registering the shares in their own name.

    Participants in the Plan may elect to reinvest all or a percentage of the cash dividends paid on their shares of Common Stock in additional shares of Common Stock.  Participants may also purchase additional shares of Common Stock by making optional cash investments in accordance with the provisions of the Plan.  Holders of Common Stock who choose not to participate in the Plan will continue to receive cash dividends on shares of Common Stock registered in their name, as declared, by check or direct deposit.

    Shares of Common Stock purchased by participants in the Plan may be treasury or new issue Common Stock or, at our option, Common Stock purchased in the open market or in negotiated transactions.  Treasury or new issue Common Stock is purchased from us at the market price on the applicable investment date.  The price of Common Stock purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased.  This prospectus relates to 1,000,000 shares of Common Stock.  Our Common Stock is listed on the New York Stock Exchange ("NYSE") under the ticker symbol "HNI."

    A complete description of the Plan begins on page 4 of this prospectus.

    You should consider the risks that we have described in this prospectus before you invest.  See "RISK FACTORS" on page 2 of this prospectus.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2009.

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ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, relating to the shares of our Common Stock offered.  We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.  We are offering to sell, and seeking offers to buy, securities only in jurisdictions in which offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of its cover, regardless of the time of delivery of this prospectus or of any sale of our securities.  Our business, financial condition, results of operations and prospects may have changed since those dates.  You should rely only on the information contained or incorporated by reference in this prospectus.  To the extent there is a conflict between the information contained in this prospectus and a statement in another document having a later date – for example, a document incorporated by reference into this prospectus – the statement in the document having the later date modifies or supersedes the earlier statement.

    In this prospectus, the terms "we," "our," "us," "HNI" and the "Corporation" refer to HNI Corporation, unless otherwise specified.

HNI CORPORATION

Our Company

    We are an Iowa corporation, incorporated in 1944, and are the second largest office furniture manufacturer in the world and the nation's leading manufacturer and marketer of gas and wood-burning fireplaces.  We provide a broad office furniture product offering to dealers (both independent and Corporation-owned), wholesalers, retail superstores, end-user customers and federal, state and local governments.  Dealer, wholesaler and retail superstores are the major office furniture product distribution channels based on sales.  Our hearth products include a full array of gas, electric and wood-burning fireplaces, inserts, stoves, facings and accessories.  We sell these products through a national system of dealers and distributors, as well as Corporation-owned distribution and retail outlets.  We are organized into a corporate headquarters and operating units with offices, manufacturing plants, distribution centers and sales showrooms in the United States, Canada, China, Hong Kong and Taiwan.  We have eight operating units, marketing under various brand names, including HON®, Allsteel®, Gunlocke®, Paoli®, Maxon®, HBF® and Lamex®, that participate in the office furniture industry.  These operating units include:  The HON Company, Allsteel Inc., Maxon Furniture Inc., The Gunlocke Company L.L.C., Paoli Inc., Hickory Business Furniture, LLC, HNI Hong Kong Limited (Lamex) and Omni Workspace Company.  Each of these operating units provides products, or in the case of Omni Workspace Company services, which are sold through various channels of distribution and segments of the office furniture industry.  Our operating unit Hearth & Home Technologies Inc. participates in the hearth products industry manufacturing and distributing such brands as Heatilator®, Heat & Glo™, Quadra-Fire® and Harman Stove™.  The retail and distribution brand for this operating unit is Fireside Hearth & Home. In fiscal 2008, we had net sales of $2.5 billion, of which approximately $2.1 billion or 83% was attributable to office furniture products and $0.4 billion or 17% was attributable to hearth products.

Our Growth Strategy

    Our strategy is to build on our position as a leading manufacturer of office furniture and hearth products in North America and pursue select global markets where opportunities exist to create value.  The key components of this strategy are to:

•    introduce new products;
•    build brand equity;
•    provide outstanding customer satisfaction by focusing on the end-user;
•    strengthen the distribution network;
•    respond to global competition;
•    pursue complementary strategic acquisitions;
•    enter markets not currently served; and
•    continually reduce costs.

    Our strategy has a dual focus:  working continuously to extract new growth from our core markets while identifying and developing new, adjacent potential areas of growth.  We focus on extracting new growth from each of our existing businesses by deepening our understanding of end-users, using new insights gained to refine branding, selling and marketing and developing new products to serve them better.  We also pursue opportunities in potential growth drivers outside of, but related to, our core business, such as vertical markets, new distribution models or a new business entirely.

Our Offices

    We maintain our principal executive offices at 408 East Second Street, P.O. Box 1109, Muscatine, Iowa 52761.  Our telephone number is (563) 272-7400.  Our website is located at www.hnicorp.com.  Other than as described in "WHERE YOU CAN FIND MORE INFORMATION" below, the information on, or that can be accessed through, our web site is not incorporated by reference in this prospectus, and you should not consider it to be a part of this prospectus.  Our web site address is included as an inactive textual reference only.

RISK FACTORS

    Investing in our securities involves a high degree of risk.  Please see the risk factors described under the caption "ITEM 1A.  RISK FACTORS" in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, on file with the SEC, which are incorporated by reference in this prospectus.  Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act").  Through our website at www.hnicorp.com, you may access, free of charge, our filings, as soon as reasonably practical after we electronically file them with or furnish them to the SEC.  Other information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus.  You also may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

    This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933 (the "Securities Act").  This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules.  You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC's website – www.sec.gov.

FORWARD-LOOKING STATEMENTS

    This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, prospects, plans, objectives, future operations, future revenue and earnings, projected margins and expenses, technological innovations, future products or product development, product development strategies, potential acquisitions or strategic alliances, the success of particular product or marketing programs, the amount of revenue generated as a result of sales to significant customers, financial position, and liquidity and anticipated cash needs and availability are forward-looking statements.  The words "anticipates," "believes," "could," "confident," "estimates," "expects," "forecasts," "hopes," "intends," "likely," "may," "plans," "possible," "potential," "predicts," "projects," "should," "will," "would" and variations of such words and similar expressions are intended to identify forward-looking statements.

    Actual results or events could differ materially from the forward-looking statements we make.  Among the factors that could cause actual results to differ materially are the factors discussed under "ITEM 1A.  RISK

FACTORS" in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009.  Should one or more known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated, projected or implied by these forward-looking statements.  You should consider these factors and the other cautionary statements made in this prospectus or the documents we incorporate by reference in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference.  While we may elect to update forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise.  Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information that we incorporate by reference is considered to be part of this prospectus.  Information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information as applicable.

    We incorporate by reference into this prospectus the following documents filed by us with the SEC, other than any portion of any such documents that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended January 3, 2009.
•	Current Report on Form 8-K filed with the SEC on February 17, 2009.
•	Current Report on Form 8-K filed with the SEC on February 25, 2009.
•	Current Report on Form 8-K filed with the SEC on April 3, 2009.
•	Information contained in Item 2.05 of Current Report on Form 8-K filed with the SEC on April 22, 2009.
•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2009.
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The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 3, 2009 from our definitive proxy statement on Schedule 14A filed with the SEC on March 30, 2009.

•
The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on July 12, 1998, including any amendments or reports filed for the purpose of updating such description.

    We also incorporate by reference into this prospectus all documents (other than any portions of any such documents that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and before the filing of a post-effective amendment to such registration statement which indicates all securities offered hereunder have been sold or that deregisters all securities then remaining unsold.

    You may request a copy of these filings, which we shall deliver to you, together with all exhibits thereto, at no cost, by writing or telephoning us as follows:

HNI Corporation
Attention: Corporate Secretary
408 East Second Street
P.O. Box 1109
Muscatine, Iowa 52761
(563) 272-7400

    Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement.  Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.  Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded.

DESCRIPTION OF THE PLAN

    The following questions and answers define the terms and conditions of the Plan.

    In this description of the Plan, the shares of Common Stock purchased on your behalf under the Plan and held for you by the Plan Administrator (as identified below) are called "Plan shares."  Shares that are registered in your name and for which you hold the certificate are called "certificated shares."

1.         Who is eligible to participate in the Plan?

    All shareholders of record owning Common Stock are eligible to participate in the Plan.  A shareholder of record of the Corporation is a shareholder whose name is registered on the Corporation's books.  A shareholder holding Common Stock in the name of a broker or nominee instead of the shareholder's name is not eligible to participate in the Plan until he or she becomes a shareholder of record by withdrawing the shares from his or her brokerage account and registering the shares in his or her own name (see Question 3 below).  If you live outside of the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan.  We reserve the right to terminate participation of any shareholder and to refuse Plan participation to any person if we deem it advisable under any foreign laws or regulations.  Our members (i.e., employees) who are shareholders are eligible to participate in the Plan, and are subject to the same terms and limitations as non-member shareholders.

2.         Who administers the Plan?  How do I contact the Plan Administrator?

    The Plan is currently administered by Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. (the "Plan Administrator").  Wells Fargo Bank, N.A. is also the transfer agent for our Common Stock.  The Plan Administrator will keep and maintain Plan records and serve as custodian for shares held in the Plan.  As agent for the Plan, the Plan Administrator will hold the shares of Common Stock purchased for Plan participants.  The Plan Administrator is also responsible for purchasing and selling shares of Common Stock for your Plan account, including the selection of any broker or dealer through which Plan purchases and sales are made.  We have no control over the times or prices at which the Plan Administrator effects transactions or the selection of any broker or dealer used by the Plan Administrator.  We may change the administrator of the Plan at any time.

    You may contact the Plan Administrator as follows:

Plan requests should be mailed to:
Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Certified/Overnight mail:
Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

General information:
Fax: 1-651-450-4085
Tel: 1-800-468-9716
Tel: 1-651-450-4064 (outside the United States)

Internet:
General Information – www.wellsfargo.com/shareownerservices
Shareholder Account Access – www.shareowneronline.com

    Customer service representatives are available by calling toll free 1-800-468-9716 between 7:00 a.m. to 7:00 p.m., Central Standard Time, Monday through Friday.  An automated telephone system is available to you 24 hours a day, 7 days a week.  You can obtain your account balance and account history, sell your shares, request a stock certificate, obtain transfer instructions and change your address and other information through customer service.

3.         How do I enroll in the Plan?

    To enroll in the Plan, you must be a shareholder of record.

    If you are a shareholder of record, you can choose to have all or a portion of your dividends reinvested.  You will have Internet access to your account, and you will receive quarterly account statements.  Please refer to Addendum A to this prospectus for more information regarding fees.  An account authorization form is used to enroll in the Plan and for shareholders to change automatic cash withdrawal and investment dollar amounts, automated privileges and/or direct deposit of dividends.  Complete and return the account authorization form to the Plan Administrator.  You can request an account authorization form by calling the Plan Administrator.  You can also enroll in the Plan online at www.shareowneronline.com, where you should click "First Time Visitor Sign On," then click on "Continue."  Next, simply follow the instructions found on the "First Time Visitor New Member Registration" page.  Once you have successfully signed up, you will be able to access your account information immediately.  You will also receive written confirmation in the mail that your account has been activated for online access.

    If you are not a shareholder of record, you can become one in one of the following ways:

•
if you own Common Stock in another account (e.g., in a broker, bank, trust or other nominee account), you can arrange with the nominee to transfer shares of stock into your name, and then follow the instructions for shareholders of record; or

•	you can purchase shares of Common Stock in your name through a broker or other source and then follow the instructions for shareholders of record.

4.         What are the fees and costs of Plan participation?

    Current fees and costs are set forth on Addendum A to this prospectus.  Costs of Plan participation are subject to change from time to time at our discretion.  In addition, we reserve the right to impose new and additional fees.  Plan participants will be notified of changes in fees.

5.        What investment options are provided under the Plan?

    Shareholders of record may participate in the Plan under any one of three investment options:

    •          Full Reinvestment.
    •          Partial Reinvestment.
    •          Cash Investment.

    In order to participate in the Plan for any given dividend payment date, you must enroll in the Plan on or before the record date for that dividend payment.  You can change your investment option at any time either online or by calling the Plan Administrator and requesting an account authorization form.  Any changes will be effective as of the next record date after receipt by the Plan Administrator.

6.         What is meant by Full Reinvestment?

    If you elect to fully reinvest your dividends, when a dividend is paid, the full amount of the cash dividends payable on all your shares (both Plan shares and certificated shares) will be used to purchase additional shares of Common Stock.  These additional shares, including fractional shares, will be credited to your Plan account and you will not receive a dividend check or direct deposit for any Plan shares or certificated shares.  You will also be able to make cash investments at your convenience any time during the year for the purchase of additional Plan shares.

7.         What is meant by Partial Reinvestment?

    If you elect to partially reinvest your dividends, when a dividend is paid you will receive a check or direct deposit for the cash dividends on a specified percentage of your shares, and the rest of your dividends will be reinvested in Common Stock.  When you select this option, you must specify the percentage of whole shares on which you desire to receive a cash dividend. You may elect percentages from 10-90 in increments of 10%.  The balance of your dividends, including dividends on fractional shares, will be used to purchase additional shares of Common Stock and the additional shares will be credited to your Plan account.  Your dividends will be reinvested according to your instructions.  You will also be able to make cash investments at your convenience any time during the year for the purchase of additional Plan Shares.

    For example, a shareholder has 90 shares held in physical certificate or book-entry form (See Question 15 below for an explanation of book-entry form) and 10 Plan shares.  The shareholder specifies 50% of his/her total shares are subject to dividend reinvestment.  All cash dividends on 50 shares (50% of 100 shares) will be used to purchase additional shares for his/her account under the Plan.  The shareholder will receive dividend checks or automatic bank deposits from us, when declared and paid, only for the 50 shares not subject to dividend reinvestment.

8.         What is meant by Cash Investment?

    If you elect Cash Investment only, you are stating that you want to be able to purchase additional Plan shares of Common Stock by making a cash investment at any time during the year, but you do not want to participate in either dividend reinvestment option.

    When a dividend is paid, you will receive a check or direct deposit for the full amount of the dividends payable to you on both your certificated shares and your Plan shares, including any fractional shares.

9.         How are cash investments made?

    Unlike dividend reinvestment, which normally occurs at quarterly intervals, you can make cash investments throughout the year.  Plan purchases with cash investments are generally made once per month on or about the 1st day of the month.  Each cash investment must be a minimum of $50 per transaction.  Your total cash investments for any calendar year cannot exceed $120,000.  These minimum and maximum amounts are subject to change by us.  There are currently no brokerage fees for purchases made with cash investments.  Please refer to Addendum A to this prospectus for more information regarding fees.  After each transaction, you will receive an account statement that shows the number of whole and fractional shares that were purchased and credited to your Plan account, but you will not automatically receive stock certificates for shares purchased under the Plan.  If you would like to receive a stock certificate, please follow the instructions in Question 15 below.

    A cash investment can be made in the following ways:

•
You can authorize the Plan Administrator to make a monthly automatic withdrawal of a specified dollar amount from your bank account by accessing your account online at www.shareowneronline.com.  Alternatively, you can complete and sign the bank authorization agreement section of the account authorization form and return it to the Plan Administrator together with a voided blank check for checking accounts or a deposit slip for savings accounts from which funds are to be transferred.  There is currently no fee for electronic transactions.  Please refer to

Addendum A to this prospectus for more information regarding fees.  Funds generally will be withdrawn from your bank account on or about the 25th day of each month. Your automatic funds transfers will begin as soon as practicable after the Plan Administrator receives the request.  You may change the amount of your monthly transfer or terminate your monthly transfer altogether by going online, by calling or by completing a transaction request form or an account authorization form and returning it to the Plan Administrator. A transaction request form is used to make optional cash investments, sell Plan shares, deposit physical certificate shares with the Plan Administrator, discontinue or change automatic cash withdrawal and investment dollar amounts and terminate participation in the Plan.  A transaction request form is attached to each account statement mailed to participants and is available from the Plan Administrator upon request.  To be effective with respect to a particular investment date, your change or termination request must be received by the Plan Administrator at least fifteen (15) business days prior to the investment date.

•
You can mail your personal check to the Plan Administrator for no less than the minimum amount accompanied by a completed transaction request form.  The check and completed form must be received by the Plan Administrator no later than one (1) business day prior to an investment date for optional cash investments; otherwise, optional cash investments are held by the Plan Administrator for investment on the next investment date.  Your check must be made payable to "Shareowner Services" in U.S. dollars, drawn on a U.S. bank.  Third party checks, cashiers checks, foreign checks and money orders will not be accepted and will be returned.  Do not send cash.

    If the Plan Administrator receives checks or electronic transfers for more or less than the permissible amount, no investment will be made.  The funds will be returned to you by regular U.S. mail.

    If your check submitted to purchase additional shares is returned unpaid, the Plan Administrator will resell the shares purchased in reliance on the unpaid check.  The Plan Administrator may liquidate shares in your account for reimbursement for the transaction fees related to the purchase and sale, if any, plus any loss incurred on reselling the shares.

    If you change your mind and want to cancel an upcoming cash investment, you should notify the Plan Administrator in writing.  Plan shares are purchased monthly.  Therefore, if you wish to cancel the next upcoming cash investment, the Plan Administrator should receive your written cancellation notice at least two (2) business days prior to the investment date for the month.

10.       When will shares be purchased under the Plan?

    Shares related to dividend reinvestment will be purchased quarterly on or after the 1st day of the month in which the dividend is paid. Dividends on Common Stock have historically been paid on or about the first day of March, June, September and December, and the record dates for the payment of such dividends have generally occurred during the third or fourth week of February, May, August and November respectively.  Shares related to cash investments will be purchased monthly generally on or after the 1st day of the month.  If demand requires, purchases may be made over several days.  Share purchases for the Plan are expected to be made directly from us or by a broker affiliated with the Plan Administrator.  The exact timing of purchases made within the purchase period will depend on the amount of funds available for investment that month or quarter, as applicable, and may be affected by securities law requirements.

    If for any reason shares cannot be purchased, you will be sent your dividends in cash and all cash investment funds will be returned by U.S. mail.

11.       Will interest be paid to me on funds for investment?

    There may be a delay between the date the Plan Administrator receives your cash payment or between a dividend payable date and the date the shares are credited to your Plan account.  You will not receive interest on funds held for dividend reinvestment or cash investment by the Plan pending investment or on funds returned to you prior to investment.

12.       How many shares will be purchased for me?

    No one can predict the number of shares that will be purchased for you during a particular purchase period.  You cannot direct the Plan Administrator to purchase a specific number of shares.  The number of shares purchased for your account depends on the amount of funds you have available for investment and the price of the shares.  The amount of funds available depends on what you have authorized for dividend reinvestment, plus, if applicable, any cash investment you have made.  In every case, your available funds will be fully invested (less applicable fees—see Addendum A) and your account credited with both whole and fractional shares (computed to at least four decimal places).

13.       How is the price of the shares determined?

    If the Plan Administrator purchases your shares from the Corporation in the form of treasury or new issue Common Stock ("original issue"), the price per share will be the average of the high and low transaction prices of a share of Common Stock as reported on the NYSE on the pricing date.  No brokerage commission will be charged.  The pricing date for original issue shares purchased in connection with dividend reinvestment and any shares related to cash investments will be the 1st day of the month of purchase.  If the 1st day of the month is not a business day, the pricing date will be the next business day.

    If the Plan Administrator purchases your shares in the public markets or in privately negotiated transactions, the purchase price per share will be the weighted average price of all shares purchased, including brokerage commissions.  If demand requires, purchases may be made over several days.  The share purchases for the Plan are expected to be made by a broker affiliated with the Plan Administrator.

    These share prices apply to all shares purchased by the Plan Administrator for your account.

    When you authorize your dividends to be reinvested, make a cash investment or have funds electronically transferred to purchase Common Stock, the Plan Administrator will use all of your funds to buy the number of shares that can be purchased at the price determination described above, after deducting an administrative fee, if applicable (see Addendum A).

14.       How can I keep track of account activity?

    The Plan Administrator will mail you quarterly statements of your account balance and reinvestment activity.  In addition, whenever there is activity in your account such as an additional purchase of shares, withdrawal, transfer or sale of shares, the Plan Administrator will mail you a separate written confirmation of that transaction.  You can also keep track of your account activity by accessing your account online at www.shareowneronline.com.

    Be sure to keep your Plan statements for income tax purposes.  If you believe an error has been made in your Plan records, or Plan mailings to you are being misdirected, lost or stolen, promptly contact the Plan Administrator.

15.       Will I receive a stock certificate for my Plan shares?  May I request one?

    You will not automatically receive a stock certificate for shares purchased for you under the Plan.  By default, all shares purchased for you under the Plan will be directly registered on the books of the Corporation in book-entry form.  Book-entry shares are registered in the shareholder's name on the Corporation's books rather than held in the form of a physical certificate.  Shares held in book-entry form have all the traditional rights and privileges as shares held in certificate form.  You may, however, request a certificate at any time.  A stock certificate can be issued for any number of whole Plan shares credited to your account, but not for fractional shares.  You can make your request for a stock certificate for a specific number of shares in the following ways:

•	Call the Plan Administrator at 1-800-468-9716; or
•	Mail written instructions to the Plan Administrator including your account name/registration and your 10-digit Wells Fargo account number.

    The stock certificate will be registered in exactly the same name/registration as your Plan account unless you make other arrangements.

16.       May I transfer Plan shares to another person?

    Yes.  Plan shares may be transferred to a Plan account of another person subject to compliance with any applicable laws.  To do this, you must complete and sign a stock power form and return it to the Plan Administrator.  The signature of the transferring participant on the stock power must be medallion guaranteed by an eligible financial institution.  Stock powers can be obtained online or from the Plan Administrator.  If the person to whom the shares are transferred is not a participant in the Plan, the Plan Administrator will automatically open an account for the person and enroll him or her in the Plan.

17.       What happens to transfers occurring before and after the dividend record date?

    If shares are transferred before the dividend record date, the dividends are credited to the new owner.  If shares are transferred on or after the dividend record date, the dividends are credited to the original owner.

18.       Does the Plan provide for safekeeping certificates?

    You can deposit any Common Stock certificates you are now holding for safekeeping under the Plan.  The shares represented by your certificates will be credited to your account as Plan shares.  The Plan Administrator will reinvest the dividends on these shares as specified by you.  In the future, should you want or need a stock certificate, you can request one.  However, the certificate issued to you will be a new certificate and will have the current date.

    Do not sign the certificates you are sending to the Plan Administrator.  We recommend that you use certified or registered mail with an insured value of 2% of the current market value of the shares represented by the certificate.  In any case, you bear the full risk of loss, regardless of the method used, in the event the certificates are lost.

19.       Can I sell shares I own under the Plan?

    You may sell some or all of your Plan shares.  If the current market value of the shares requested to be sold is $25,000 or less, you may authorize the sale online (www.shareowneronline.com) or by calling (1-800-468-9716) if you have previously authorized automated privileges.  You may also submit a completed transaction request form or a written request to the Plan Administrator.  If the current market value of the shares requested to be sold is greater than $25,000, you must submit a completed transaction request form or a written request to the Plan Administrator.  If you are submitting a transaction request form from your account statement to sell all or part of your Plan shares, and you are requesting that net proceeds be automatically deposited to a bank checking or savings account, you must provide a voided blank check for checking or blank savings deposit slip for savings.  If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed for direct deposit.  Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.  Your request for sale to the Plan Administrator should specify the number of Plan shares to be sold.  All authorized signers are to sign their written request as it appears on their Plan account statement.  Funds are typically automatically deposited four (4) business days after the sale has taken place on the market.

    The Plan Administrator executes the sales order on behalf of the participant in the open market or in negotiated transactions.  The Plan Administrator will make best efforts to process a sales order on the next business day following receipt of a properly completed request form, but best efforts is not a guarantee of a specific date or specific price.  There also must be sufficient volume and the request must be received on a business day when the relevant securities market is open.  After settlement of the sale, the net proceeds of the sale will be sent to the participant by check or by direct deposit to a bank checking or savings account, as appropriate.  The proceeds received by the participant are based on the weighted average price at which the shares were sold less brokerage commissions and service fees charged by the Plan Administrator (see Addendum A).  Plan shares to be sold may be aggregated with shares of other participants to be sold and the proceeds distributed to each participant based on the weighted average sale price.

    Selling participants should be aware that the share price of our Common Stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale in the open market.

    You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan.  The price risk will be borne solely by you.

    Note:  Certain types of accounts may be restricted from selling shares via the internet, telephone or automated system and may require additional documentation.  Contact the Plan Administrator for further information.

    At year end, an IRS Form 1099-B reporting the sale of shares will be sent to you, which you should retain for your tax reporting purposes. You should consult your own tax advisor for advice applicable to your particular situation.

20.       When and how can I withdraw from the Plan?

    You may discontinue the reinvestment of your dividends at any time by giving notice to the Plan Administrator.  Notice to withdraw from the Plan can be made in the following ways:

•	Access your account via the Internet at www.shareowneronline.com.
•	Complete the transaction request form attached to your Plan statement and mail the form to the Plan Administrator.
•	Call the Plan Administrator at 1-800-468-9716.
•
Mail written instructions to the Plan Administrator, including your account name/registration and your 10-digit Wells Fargo account number, signed by the authorized signer(s) as their name(s) appears on their account statement.

    If your request to withdraw from the Plan is received on or after the dividend record date, but before the dividend payment date, your request will be processed as soon as practicable, and you will receive a check for the dividend payment instead of dividend reinvestment. Future dividends will be paid in cash, unless you rejoin the Plan. If a participant requests to transfer all shares in their Plan account between a dividend record date and payment date, their transfer request will be processed; however, their Plan account will not be terminated.  You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.  In addition, termination requests of participants making optional cash investments by automatic cash withdrawal must be received by the Plan Administrator at least 15 business days prior to the scheduled investment date to ensure that the request is effective as to the next optional cash investment.

    When closing your Plan account, you have the following choices:

•
You can request the Plan Administrator to continue to hold your shares.  The shares you acquired through the Plan can continue to be held on your behalf on our books as a participant in the Direct Registration System.  Contact the Plan Administrator as indicated above to change your dividend election.

•
You can ask for a certificate for all your Plan shares.  You will receive a stock certificate for the whole Plan shares credited to your Plan account along with a check for any fractional share sold on the open market less the fees for sales (see Addendum A) and applicable withholding or transfer taxes.

•
You can request that all your Plan shares be sold.  You will receive a check for the whole and fractional shares sold on the open market less any fees for sales (see Addendum A) and applicable withholding or transfer taxes.

•
You can ask for a direct registration statement or certificate for a specific number of your Plan shares and request that the rest be sold.  You will receive a direct registration statement or certificate for the number of whole shares you want to retain in direct registration or certificated form outside of the Plan and a check for the whole and fractional shares sold on the open market less the fees for sales (see Addendum A) and applicable withholding or transfer taxes.

    Generally, the Plan Administrator processes requests to withdraw from the Plan daily.  The Plan Administrator will mail your certificate and/or check to your address on record by first class mail.  If you want yourcertificate and/or sale check mailed to another address, you must notify the Plan Administrator in writing at the time of your request to withdraw from the Plan.

    We reserve the right to terminate your Plan participation if you are no longer a shareholder of record of at least one full share, either in certificate form or as a Plan share balance.  Upon termination you will receive the cash proceeds from the sale of any fractional share, less any brokerage commissions and applicable transfer and withholding taxes.

21.       If I withdraw from the Plan, can I rejoin at a later date?

    Yes.  You may re-enroll online (www.shareowneronline.com) or submit a new account authorization form.  If you are no longer a shareholder of record, you will need to first become one and then submit a new account authorization form.  As it is difficult and costly to administer numerous openings and closings of an account, a particular request to rejoin the Plan could be denied.

22.       Can HNI change or discontinue the Plan?

    We can amend, modify, suspend or terminate the Plan at any time.  If we discontinue the Plan, any dividends or cash investments not yet invested will be sent to you.  We will continue to hold your shares unless you request to receive a certificate for whole Plan shares and a check for any fractional Plan share credited to your account less the fees for sales (see Addendum A) and applicable withholding or transfer taxes.  You may also request the sale of all or part of any such shares or have the Plan Administrator electronically transfer your shares to your brokerage account.

23.       What happens if HNI declares a stock split or issues a dividend payable in shares?

    If we declare a stock split or issue a dividend payable in shares, the additional shares related to your Plan shares as well as any shares registered in your name held outside of the Plan will be credited to your account.

24.       What if HNI has a rights offering?

    Our Common Stock shareholders do not have preemptive rights.  However, if there is a rights offering affecting the shares in your Plan account, you will be notified.  If you want to exercise the rights offering, you must let the Plan Administrator know prior to the record date for such rights.  Because rights certificates are issued only for whole shares, the rights on fractional shares will be sold during the next investment purchase period, and the net proceeds of the sale will be used to purchase Plan shares.  Similarly, if you choose not to exercise the rights offering, the rights on all the shares in your Plan account will be sold, and the net proceeds will be used to purchase Plan shares on your behalf.

25.       What are the responsibilities of HNI under the Plan?

    We and the Plan Administrator are responsible for administering the Plan in accordance with this prospectus, but are not liable for any actions performed in good faith or the good faith failure to perform any actions, including without limitation any claim of liability:

•	arising out of the failure to terminate a participant's account upon such participant's death prior to receipt of a notice in writing of such death;
•	with respect to the prices or times at which shares are purchased or sold; and

•	as to the value of the shares acquired for participants.

    We are responsible for interpreting the terms of the Plan. We reserve the right to deny, suspend or terminate participation by a shareholder who misuses the Plan.

    The Plan Administrator is acting solely as our agent and owes no duties, fiduciary or otherwise, to any other person by reason of the Plan, and no implied duties, fiduciary or otherwise, shall be read into the Plan.  The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into the Plan against the Plan Administrator or us.

    In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered or omitted or for any error of judgment made by it in the performance of its duties hereunder.  In no event shall we or the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if we have or the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

    The Plan Administrator shall:  (1) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (2) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

    Neither we nor the Plan Administrator shall be responsible or liable for any failure or delay in the performance of the Plan Administrator's obligations under the Plan arising out of or caused, directly or indirectly, by circumstances beyond our or the Plan Administrator's reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

    The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of Common Stock by Plan participants.  The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from you.

26.       Who bears the risk of market-price fluctuations affecting the value of the Plan shares?

    Each individual participant in the Plan bears the risk of market-price changes affecting the value of Plan shares.  We and the Plan Administrator cannot assure you of a profit or protect you against a loss on any shares you hold, purchase or sell under the Plan.

    Plan shares are not insured by the Federal Deposit Insurance Corporation or any other government agency, are not deposits or other obligations of, and are not guaranteed by, either us or the Plan Administrator and are subject to investment risks, including possible loss of the principal amount invested.

27.       Will there always be quarterly dividend payments to reinvest?

    The declaration of dividends on our Common Stock is at the sole discretion of our Board of Directors.  The amount and payment of dividends depends on the earnings, financial condition, cash flow and other factors affecting us.

28.       What tax consequences should I be aware of?

    We are not in a position to advise you on the tax consequences of your participation in the Plan.  As a general rule, participants in the Plan have the same federal income tax obligations as shareholders who do not participate in the Plan, and reinvested dividends must be included in gross income.

    You will receive a year-end statement from the Plan Administrator to be used in preparing your tax returns as applicable under Internal Revenue Service guidelines.  You should consult with your own tax advisor for advice applicable to your particular situation.

29.       How will my shares be voted at a meeting of shareholders?

    You will receive a single proxy covering the total number of shares of Common Stock you hold of record –both Plan shares and certificated shares.  If the proxy is returned properly signed and marked for voting, all of your shares will be voted as marked.  Also, you may vote the total number of shares in person at a meeting of shareholders.

USE OF PROCEEDS

    We will use the net proceeds we receive from sales of treasury or new issue Common Stock offered under the Plan for general corporate purposes, which may include the repayment of indebtedness outstanding from time to time and the funding of acquisitions, working capital and capital expenditures.  Pending these uses, the net proceeds may also be temporarily invested in short-term securities.  If shares are purchased by the Plan Administrator in the open market or in negotiated transactions, we will not receive any proceeds.

PLAN OF DISTRIBUTION

    Shares of Common Stock offered under the Plan will be newly issued or held in treasury or purchased in the open market or in negotiated transactions at our option.  We will pay all costs of administration of the Plan other than certain brokerage commissions/fees incurred upon sale of Plan participants' shares, which will be withheld from the proceeds of such sales.  Plan participants will be required to pay certain brokerage commissions/fees incurred upon sale of their shares, which amounts will be withheld from the proceeds of such sales (see Addendum A) and any applicable taxes (see Question 28 above).

INDEMNIFICATION

    In accordance with Iowa law, our articles of incorporation and by-laws contain provisions regarding the indemnification by us of our directors and officers.  We have entered into agreements with our directors and certain officers agreeing to indemnify them against certain liabilities to the fullest extent permitted under Iowa law and our articles of incorporation and by-laws.  We have also obtained director and officer liability insurance under which each director and each of certain officers of the Corporation is insured against certain liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon by Squire, Sanders & Dempsey L.L.P., Two Renaissance Square, 40 North Central Avenue, Phoenix, AZ 85004-4498.

EXPERTS

    The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended January 3, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ADDENDUM A

Brokerage Commissions, Service Fees and Other Costs

Brokerage Commissions.   Brokerage commissions payable with respect to Plan purchases are paid by us.  Brokerage commissions payable with respect to Plan sales are deducted from the proceeds payable to participants.

Service Fees.   Dividend reinvestment and optional cash investment service fees are in addition to brokerage commissions and are paid by us.  Participants pay a service fee in connection with sales of Plan shares.  The service fee is in addition to brokerage commissions and is deducted from the proceeds payable to the selling participant.

Commissions and Fees Subject to Change.   We may change from time to time the amount of commissions and fees charged participants upon 30 days prior notice to participants.

Fee Disclosure Table

Description	Fee
Certificate of Deposit	HNI paid
Certificate Issuance	HNI paid
Investment Fees
via dividend reinvestment	HNI paid
via optional cash investment	HNI paid
via automatic withdrawal	HNI paid
purchase commission	HNI paid
Sales Fees
service fee	$15.00 per transaction
sale commission	$0.10 per share
electronic deposit of proceeds	$5.00 per transaction
Fee for Returned Checks or Rejected Automatic Bank Withdrawals	$25.00 per item
Prior Year Duplicate Statements	$15.00 per year

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    The following table sets forth the estimated fees and expenses expected to be incurred by HNI Corporation (the "Corporation") in connection with the issuance and distribution of the securities being registered.  All of the amounts shown are estimates, except for the Securities and Exchange Commission ("SEC") registration fee:

Description	Amount to be Paid ($)
SEC Registration Fee	833.65
Accountants' Fees and Expenses	15,000
Legal Fees and Expenses	15,000
Plan Administrator's Fees and Expenses	4,000
Miscellaneous Fees and Expenses	2,000
Total	36,833.65

Item 15.  Indemnification of Directors and Officers.

    As permitted by the Iowa Business Corporation Act (the "IBCA"), the Articles of Incorporation of HNI Corporation (the "Articles") provide that no director shall be personally liable to the Corporation or any shareholder for money damages for any action, or failure to take action, except for:  (i) the amount of financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the Corporation or its shareholders; (iii) a violation of Section 490.833 of the IBCA; or (iv) an intentional violation of criminal law.  While the Articles provide protection from awards for monetary damages for breaches of the duty of care, they do not eliminate the director's duty of care.  Accordingly, the Articles will not affect the availability of equitable remedies, such as an injunction, based on a director's breach of the duty of care.

    In addition, the By-laws of HNI Corporation (the "By-laws") provide that:  (i) an officer of the Corporation will not be liable as an officer to the Corporation or its shareholders for any decision to take or not to take action, or any failure to take any action, if the duties of the officer are performed in compliance with the standards of conduct for officers prescribed in the IBCA; and (ii) that the Corporation may indemnify a director or officer of the Corporation who is a party to a proceeding against liability incurred by such director or officer in the proceeding to the maximum extent permitted by and in the manner prescribed by the IBCA, including the advancement of expenses.

    The By-laws further provide that the Corporation may enter into indemnification agreements consistent with the IBCA with each director of the Corporation and with such officers of the Corporation as the Board of Directors of the Corporation deems appropriate.  The Corporation has entered into agreements with its directors and with certain officers agreeing to indemnify them against certain liabilities to the fullest extent permitted under Iowa law, the Articles and the By-laws.  The Corporation also has director and officer liability insurance in the amount of $70,000,000, under which each director and each of certain officers of the Corporation is insured against certain liabilities.

Item 16.  Exhibits.

Exhibit	Description
4.1	Articles of Incorporation of HNI Corporation, as amended, incorporated by reference to Exhibit 3(i) to the Corporation's Current Report on From 8-K filed with the SEC on May 8, 2007
4.2	By-laws of HNI Corporation, as amended, incorporated by reference to Exhibit 3(ii) to the Corporation's Current Report on Form 8-K filed with the SEC on November 12, 2008
4.3	HNI Corporation Dividend Reinvestment and Share Purchase Plan, set forth in full in the prospectus, to which reference is hereby made

Exhibit	Description
5.1	Opinion of counsel regarding legality of shares
23.1	Consent of counsel (included in Exhibit 5.1 hereto)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of attorney

Item 17.  Undertakings.

(a)	The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Muscatine, State of Iowa, on May 8, 2009.

HNI Corporation

By:	/s/ Steven M. Bradford
Steven M. Bradford
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Stan A. Askren Stan A. Askren	Chairman, President and Chief Executive Officer (principal executive officer)	May 8, 2009
/s/ Kurt A. Tjaden Kurt A. Tjaden	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	May 8, 2009
* Mary H. Bell	Director	May 8, 2009
* Miguel M. Calado	Director	May 8, 2009
* Gary M. Christensen	Director	May 8, 2009
* Cheryl A. Francis	Director	May 8, 2009
* John A. Halbrook	Director	May 8, 2009
* James R. Jenkins	Director	May 8, 2009
* Dennis J. Martin	Director	May 8, 2009
* Larry B. Porcellato	Director	May 8, 2009
* Joseph E. Scalzo	Director	May 8, 2009
* Abbie J. Smith	Director	May 8, 2009
* Brian E. Stern	Lead Director	May 8, 2009
* Ronald V. Waters, III	Director	May 8, 2009

*           Steven M. Bradford, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this registration statement on behalf of the above indicated directors of the registrant (constituting all of the directors) pursuant to a Power of Attorney filed with this registration statement as Exhibit 24.1.

HNI Corporation

May 8, 2009	By:	/s/ Steven M. Bradford
Steven M. Bradford
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
4.1	Articles of Incorporation of HNI Corporation, as amended, incorporated by reference to Exhibit 3(i) to the Corporation's Current Report on From 8-K filed with the SEC on May 8, 2007
4.2	By-laws of HNI Corporation, as amended, incorporated by reference to Exhibit 3(ii) to the Corporation's Current Report on Form 8-K filed with the SEC on November 12, 2008
4.3	HNI Corporation Dividend Reinvestment and Share Purchase Plan, set forth in full in the prospectus, to which reference is hereby made
5.1	Opinion of counsel regarding legality of shares
23.1	Consent of counsel (included in Exhibit 5.1 hereto)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of attorney